Exhibit 99.1

Richard Clemmer Joins Aptiv Board of Directors

DUBLIN - Aptiv PLC (NYSE: APTV), a global technology company enabling the future of mobility, today announced Richard L. “Rick” Clemmer has been named to its board of directors, effective as of July 1, 2020.

“I am very pleased to welcome Rick to Aptiv’s Board of Directors,” said Kevin Clark, president and chief executive officer. “Rick’s extensive experience leading semiconductor and software companies will be invaluable as we accelerate our development of advanced technology solutions.”

Mr. Clemmer is a global technology CEO, most recently leading the turnaround of NXP Semiconductors as Chief Executive Officer and President, a position he held from 2009 through May 2020. He continues to serve NXP as a strategic advisor. Mr. Clemmer has also previously served as senior advisor to Kohlberg Kravis Roberts & Co. and as the President and Chief Executive Officer of Agere Systems Inc. Prior to joining Agere Systems, he held a number of executive leadership positions at Texas Instruments and Quantum Corporation.

Mr. Clemmer holds a bachelor’s degree in business administration from Texas Tech University and a Master of Business Administration from Southern Methodist University. He also serves on the board of HP, Inc.

About Aptiv
Aptiv is a global technology company that develops safer, greener and more connected solutions enabling the future of mobility. Visit aptiv.com.

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